Exhibit 99.1

Contact
Massa B. Cressall, Investor Relations
Phone: (441) 278-0988
Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS REPORTS FIRST QUARTER 2006 NET INCOME OF $107 MILLION

PEMBROKE, Bermuda – May 1, 2006 – Endurance Specialty Holdings Ltd. (NYSE:ENH), today reported net income of $107.0 million or $1.45 per diluted common share for the first quarter of 2006 versus net income of $96.3 million or $1.45 per diluted common share in the first quarter of 2005. In the first quarter of 2006, operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, was $107.9 million or $1.46 per diluted common share versus operating income of $102.7 million or $1.55 per diluted common share in the first quarter of 2005. Annualized operating return on average common equity was 24.5% during the first quarter of 2006.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “We are pleased to report an excellent financial result for the first quarter of 2006. We are confident that the catastrophe modeling and risk management enhancements that we implemented following the hurricanes of 2005 position us very well to achieve strong returns for our shareholders.”

Gross premiums written were $571.4 million for the quarter ended March 31, 2006 compared to $702.5 million for the first quarter of 2005. This decrease in gross premiums written was largely due to the non-renewal of certain contracts in our Property Per Risk Treaty Reinsurance and Casualty Treaty Reinsurance segments that did not meet our return criteria or our underwriting and claims review recommendations. In addition, as expected and disclosed last quarter, in the first quarter of 2006 we did not renew a large contract in the Aerospace and Other Specialty Lines segment that we acquired as part of our renewal rights transaction with Hart Re in 2003, as the remaining pool members exercised their option to assume the Hart Re share upon expiration of the contract. Reported gross premiums written in the first quarter of 2006 did not include $99.1 million in premiums accounted for under the deposit method of accounting. In the first quarter of 2005, $85.6 million of gross premiums were accounted for under the deposit method of accounting. Earned premiums in the quarter were $420.2 million, a decrease of 4.0% from the first quarter of 2005.

The combined ratio was 84.9% in the first quarter of 2006, equal to the first quarter of 2005. The loss ratio was 56.8% in the quarter compared to 57.4% in the first quarter of 2005. The Company’s results include reserves for a large number of moderate events that occurred during the first quarter, including tornados, hailstorms, flooding and typhoons that affected the U.S., Europe and Australia. The Company benefited from $42.5 million in net favorable reserve development in the first quarter of 2006 from business underwritten in prior years compared to $46.0 million of favorable reserve development in the first quarter of 2005. This reduction in the Company’s estimated losses for prior years was largely driven by lower than anticipated reported claims in the Property Per Risk Treaty and Property Individual Risk segments. During the quarter, the Company increased its reserves for ultimate claims from hurricanes Katrina, Rita and Wilma by $35 million, approximately 4%, and redistributed some of these reserves among its reporting segments. These increases were more than offset by favorable 2005 accident year reserve development from within the property and specialty segments.

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Investment income was $61.9 million in the first quarter of 2006, an increase of 54.7% from the $40.0 million of investment income in the first quarter of 2005, reflecting significant increases in invested assets and improved investment yields over the past year. Alternative investments added $9.3 million to investment income in the first quarter of 2006, or 25% on an annualized basis, versus $3.7 million in the first quarter of 2005.

At March 31, 2006, the Company’s GAAP shareholders’ equity was $1.9 billion or $23.96 per diluted common share versus $1.9 billion or $23.17 per diluted common share at December 31, 2005. At quarter end, total capitalization was $2.4 billion compared to $2.3 billion at December 31, 2005.

Total assets were $6.7 billion and cash and invested assets were $5.1 billion, an increase of 24.7% from the quarter ended March 31, 2005. Net operating cash flow was $175.7 million for the quarter versus $220.1 million at March 31, 2005.

Endurance will host a conference call on Tuesday, May 2, 2006 at 8:30 AM Eastern to discuss its financial results. The conference call can be accessed via telephone by dialing (800) 289-0528 (toll-free) or (913) 981-5522 (international). Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 16, 2006 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 1477295.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of the Company’s financial supplement for the first quarter of 2006 will be available on the Company’s website at www.endurance.bm shortly after the release of earnings.

Operating income and operating return on average equity are non-GAAP measures. A reconciliation of these measures to net income is provided on the attached table entitled “Reconciliation”.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2005.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except per share amounts)

	March 31, 2006	December 31, 2005

Assets
Cash and cash equivalents	$562,060	$468,015
Fixed maturity investments available for sale, at fair value	4,310,088	4,323,339
Investments in other ventures, under equity method	184,215	161,883
Premiums receivable, net	798,008	575,109
Deferred acquisition costs	178,427	166,720
Securities lending collateral	439,652	408,663
Prepaid reinsurance premiums	39,617	27,132
Losses recoverable	26,442	17,248
Accrued investment income	33,737	33,734
Intangible assets	65,086	65,633
Deferred tax assets	61,745	69,360
Other assets	34,109	35,701

Total Assets	$6,733,186	$6,352,537

Liabilities
Reserve for losses and loss expenses	$2,688,986	$2,603,590
Reserve for unearned premiums	939,165	803,629
Deposit liabilities	151,418	92,523
Securities lending payable	439,652	408,663
Reinsurance balances payable	102,726	85,281
Debt	447,112	447,092
Other liabilities	40,139	39,216

Total Liabilities	4,809,198	4,479,994

Shareholders’ Equity
Common shares
Ordinary - 66,256 issued and outstanding (2005 – 66,139)	66,256	66,139
Preferred shares
Series A, non-cumulative – 8,000 issued and outstanding (2005 – 8,000)	8,000	8,000
Additional paid-in capital	1,454,842	1,453,722
Accumulated other comprehensive loss	(55,815)	(19,672)
Retained earnings	450,705	364,354

Total Shareholders’ Equity	1,923,988	1,872,543

Total Liabilities and Shareholders’ Equity	$6,733,186	$6,352,537

Book Value per Common Share
Dilutive common shares outstanding	71,946	72,173
Diluted book value per common share [a]	$23.96	$23.17

Note:

All financial information contained herein is unaudited, except the balance sheet and income statement data for the year ended December 31, 2005, which was derived from the Company’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except per share amounts)

	Quarter Ended

	March 31, 2006	March 31, 2005

Revenues
Gross premiums written	$571,381	$702,491

Net premiums written	$543,009	$699,178
Change in unearned premiums	(122,803)	(261,580)

Net premiums earned	420,206	437,598
Net investment income	61,904	40,011
Net realized losses on sales of investments	(3,330)	(4,453)
Other underwriting income	2,071	171

Total revenues	480,851	473,327

Expenses
Losses and loss expenses	238,732	251,059
Acquisition expenses	73,771	86,775
General and administrative expenses	44,298	33,546
Amortization of intangibles	1,158	1,220
Net foreign exchange (gains) losses	(2,886)	2,421
Interest expense	7,526	5,471

Total expenses	362,599	380,492

Income before income taxes	118,252	92,835
Income tax (expense) benefit	(11,216)	3,424

Net income	$107,036	$96,259

Preferred dividends	(3,875)	—

Net income available to common shareholders	$103,161	$96,259

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	66,445	61,292
Diluted	71,295	66,166
Basic earnings per common share	$1.55	$1.57

Diluted earnings per common share	$1.45	$1.45

Note:

All financial information contained herein is unaudited, except the balance sheet and income statement data for the year ended December 31, 2005, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

	Quarter Ended

	March 31, 2006	March 31, 2005

GAAP Ratios
Loss ratio	56.8%	57.4%
Acquisition expense ratio	17.6%	19.8%
General and administrative expense ratio	10.5%	7.7%

Combined ratio	84.9%	84.9%

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ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

(in thousands of United States dollars)

The following is a reconciliation of the Company’s net income to operating income and operating return on average equity (both of which are non-GAAP measures) for the quarters ended March 31, 2006 and 2005:

	Quarter Ended

	March 31, 2006	March 31, 2005

Net income before preferred dividends	$107,036	$96,259
Add (less) after-tax items:
Net foreign exchange (gains) losses	(2,140)	2,292
Net realized losses on investments	3,024	4,122

Operating income before preferred dividends	107,920	$102,673
Preferred dividends	(3,875)	—

Operating income available to common shareholders	$104,045	$102,673

Average common equity [a]	$1,698,266	$1,872,548

Operating return on average common equity	6.1%	5.5%

Annualized operating return on average common equity	24.5%	21.9%

[a] Average equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated periods, which excludes the $200 million liquidation value of the preferred shares.

In presenting the Company’s results, management has included and discussed certain non-GAAP measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Operating income is an internal performance measure used by the Company in the management of its operations. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

The Company presents return on equity as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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